Exhibit 99.1

Silicon Storage Technology, Inc.

News Release For More Information Contact: Leslie Green Green Communications Consulting, LLC (650) 312-9060

SST Reports Second Quarter 2008 Financial Results

SUNNYVALE, Calif., July 29, 2008 — SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced results for the second quarter ended June 30, 2008.

Net revenues for the second quarter were $83.7 million compared with $81.1 million in the first quarter of 2008 and with $99.3 million in the second quarter of 2007. Product revenues for the second quarter of 2008 were $71.1 million, compared with $69.7 million in the first quarter of 2008 and with $90.3 million in the second quarter of 2007. Revenues from technology licensing for the second quarter were $12.6 million, up from $11.4 million in the first quarter of 2008. Technology licensing revenues in the second quarter of 2007 were $9.1 million.

Net loss from operations for the second quarter was $5.9 million compared with $4.6 million in the first quarter of 2008 and with $7.1 million in the second quarter of 2007.

Net loss for the second quarter of 2008 was $9.6 million, or $0.09 per share, based on approximately 101.8 million diluted shares. By comparison, the company recorded a net income of $1.5 million, or $0.01 per share in the first quarter of 2008, based on approximately 104.0 million diluted shares. For the second quarter of 2007, SST reported a net loss of $7.5 million, or a net loss of $0.07 per share on approximately 104.2 million diluted shares.

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SST Reports Second Quarter 2008 Financial Results

July 29, 2008

SST finished the second quarter of 2008 with $148.9 million in cash, cash equivalents, short-term investments, and long-term securities with maturities greater than 12 months, down approximately $13.5 million from $162.5 million on March 31, 2008 and down $13.3 million from $162.2 million on December 31, 2007. During the first half of 2008, common stock repurchases totaling 4.1 million shares at an aggregate cost of approximately $11.9 million accounted for most of this difference.

Management Qualitative Comments

“The softening of the market that we began to see in the first quarter continued through the second quarter, particularly in the cell phone market in China,” said Bing Yeh, president and CEO. “However, our focus on regaining market share and positive results in our licensing area enabled us to achieve revenues and EPS numbers at the high end of our guidance range for the quarter. Our core business, which includes our NOR memory products and technology licensing, continues to perform well, considering the current difficult economic environment. We were also pleased by our accomplishments in our non-memory business, which we expect will drive our growth as those products and markets develop. In particular, shipments of our NANDrive products increased in the second quarter, albeit from a small base. And while we expect that the start-up nature of launching a significant new product family could result in large fluctuations quarter to quarter, we believe that the NANDrive products, as well as other non-memory products, will be an important growth driver for SST.”

Third Quarter 2008 Outlook

As SST enters the seasonally stronger second half of the year it expects revenue to grow sequentially, somewhat offset by softness in the macroeconomic environment. As such, SST expects its third quarter revenues to be between $87 million and $95 million. Gross margin is expected to be between 26 and 28 percent, subject to the risk of changing market conditions. Total operating expenses are expected to be between $30 million and $32 million, including stock option expense. Net loss per share is expected to be between ($0.05) and ($0.10).

Conference Call Dial-in Information

SST will hold a conference call to discuss its financial results today at 1:30 p.m. PDT. Those wishing to participate in the conference call should dial (888) 423-3275, international participants please dial (612) 332-0335, using the password “SST” at approximately 1:20 p.m. PT. A replay of the call will be available for one week by dialing (800) 475-6701, international participants dial (320) 365-3844, using the access code 954152. A Webcast replay of the conference call will be available until the company’s third quarter conference call on the company’s Web site at http://www.sst.com/events.

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SST Reports Second Quarter 2008 Financial Results

July 29, 2008

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products. The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH. SST’s non-memory products include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules. Further information on SST can be found on the company’s Web site at http://www.sst.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements regarding memory and non-memory market conditions, SST’s future financial performance, the launch, design cycle and performance of new products, SST’s licensing business, SST’s ability to diversify its business, the transition of SST’s products to smaller geometrics, and SST’s ability to bring new products to market, all of which involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms, conditions and revenue recognition issues associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the Company’s periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, SST disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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SST Reports Second Quarter 2008 Financial Results

July 29, 2008

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com. SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks, and NANDrive is a trademark of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders.

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— FINANCIAL TABLES TO FOLLOW —

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SST Reports Second Quarter 2008 Financial Results

July 29, 2008

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30.
	2007	2008	2007	2008
Net revenues:
Product revenues	$90,277	$71,073	$178,488	$140,771
Technology licensing	9,066	12,627	18,379	24,014

Total net revenues	99,343	83,700	196,867	164,785
Cost of revenues	73,750	59,751	144,753	115,127

Gross profit	25,593	23,949	52,114	49,658

Operating expenses:
Research and development	13,837	15,222	27,328	30,835
Sales and marketing	7,538	6,919	14,303	14,401
General and administrative	7,307	7,721	14,345	14,904
Other non-recurring charges	4,005	—	4,005	—

Total operating expenses	32,687	29,862	59,981	60,140

Loss from operations	(7,094)	(5,913)	(7,867)	(10,482)
Other income (expense), net	1,924	976	3,645	1,850

Loss before provision for (benefit from) income taxes and pro rata share of loss from equity investments	(5,170)	(4,937)	(4,222)	(8,632)
Provision for (benefit from) income taxes	418	2,391	1,164	(4,660)

Loss before pro rata share of loss from equity investments	(5,588)	(7,328)	(5,386)	(3,972)
Pro rata share of loss from equity investments	1,931	2,240	3,447	4,137

Net loss	$(7,519)	$(9,568)	$(8,833)	$(8,109)

Net loss per share - basic and diluted	$(0.07)	$(0.09)	$(0.08)	$(0.08)

Shares used in per share calculation	104,198	101,793	104,071	102,698

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SST Reports Second Quarter 2008 Financial Results

July 29, 2008

Silicon Storage Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31, 2007	June 30, 2008
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$162,224	$124,122
Trade accounts receivable, net	56,313	37,393
Inventories	50,178	64,843
Other current assets	6,055	6,166

Total current assets	274,770	232,524
Equipment, furniture and fixtures, net	18,247	19,658
Long-term marketable securities	36,160	59,410
Other assets	63,067	59,923
Goodwill	11,221	11,221

Total assets	$403,465	$382,736

LIABILITIES
Current liabilities:
Trade accounts payable	$42,067	$45,456
Accrued expenses and other liabilities	28,293	17,934
Deferred revenue	3,004	3,895

Total current liabilities	73,364	67,285
Other liabilities	7,548	8,828

Total liabilities	80,912	76,113

SHAREHOLDERS’ EQUITY
Common stock	434,905	427,130
Accumulated other comprehensive income	31,239	31,193
Accumulated deficit	(143,591)	(151,700)

Total shareholders’ equity	322,553	306,623

Total liabilities and shareholders’ equity	$403,465	$382,736

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SST Reports Second Quarter 2008 Financial Results

July 29, 2008

Silicon Storage Technology, Inc. and Subsidiaries

Supplemental Data

	Percentage of Gross Product Revenue			Change in Revenue
	2Q07	1Q08	2Q08	2Q07 to 2Q08	1Q08 to 2Q08
Product Revenue By Ship-To Location
North America	4%	8%	5%	(5%)	(36%)
Total International	96%	92%	95%	(21%)	6%
Europe	6%	8%	7%	(10%)	(4%)
Japan	7%	8%	9%	(10%)	2%
Korea	10%	8%	4%	(66%)	(45%)
China	35%	29%	32%	(27%)	14%
Taiwan	28%	29%	38%	7%	34%
Other Far East	10%	10%	5%	(57%)	(46%)
Product Revenue by Application
Digital Consumer	35%	27%	32%	(29%)	17%
Internet Computing	24%	23%	21%	(29%)	(3%)
Networking	9%	12%	12%	1%	4%
Wireless Communications	32%	38%	35%	(13%)	(6%)
Licensing Revenue as a % of Total Revenue	9%	14%	15%	39%	11%